Exhibit 99.1

BioDelivery Sciences Granted a Meeting with FDA

to Discuss the Clinical Development of BEMA Granisetron

First potential buccal film for the prevention of nausea and vomiting

RALEIGH, N.C., January 12, 2010 – BioDelivery Sciences International, Inc. (Nasdaq: BDSI) announced that the company has been granted a meeting with the U.S. Food and Drug Administration (FDA) to discuss the planned Investigational New Drug (IND) application for BDSI’s antiemetic (anti-nausea and vomiting) product candidate, BEMA Granisetron. The meeting will take place on March 17, 2010. The company will discuss with the FDA clinical development and regulatory plans for BEMA Granisetron, which is anticipated to enter Phase 1 studies in the second quarter of 2010.

“Patients experiencing nausea and vomiting often have difficulty taking oral medications. Additionally, absorption of drug from the gastrointestinal tract can be highly variable in these individuals,” said Dr. Andrew Finn, Executive Vice President, Product Development at BDSI. “Having a formulation of an antiemetic that does not require swallowing and gastric absorption could possibly lead to faster and more consistent blood levels of drug. We believe that such a product could have significant potential.”

BEMA Granisetron utilizes BDSI’s proprietary BioErodible MucoAdhesive (BEMA) drug delivery technology, which consists of a small, dissolvable, polymer film for application to the buccal mucosa (inner lining of the cheek) to deliver the FDA approved antiemetic drug granisetron (also known as Kytril®, marketed by Genentech). Granisetron is known as a selective 5HT-3 receptor antagonist, which are the most widely used treatments for the prevention of nausea and vomiting related to chemotherapy and radiation. Sales of 5HT-3 antagonists exceeded $1.7 billion in 2008.

Based on the outcome of the discussion with FDA, Phase 3 development could occur as early as the beginning of 2011. BEMA Granisetron would be the third BEMA product to enter clinical development and follows the recent FDA approval of the first product to use the BEMA drug delivery technology, ONSOLIS (fentanyl buccal soluble film), for the treatment of breakthrough pain in opioid tolerant patients with cancer. The company also announced last month positive Phase 2 results for its latest pain product, BEMA Buprenorphine, a potential treatment for acute and chronic pain.

About BioDelivery Sciences International

BioDelivery Sciences (NASDAQ: BDSI) is a specialty pharmaceutical company that is leveraging its novel and proprietary patented drug delivery technologies to develop and commercialize, either on its own or in partnerships with third parties, new applications of proven therapeutics. BDSI is focusing on developing products to meet unmet needs in the areas of pain management and oncology supportive care. BDSI’s pain franchise currently consists of two products utilizing the Company’s patented BEMA buccal soluble film technology: ONSOLIS (fentanyl buccal soluble film) which was approved by FDA on July 16, 2009, for the management of breakthrough pain in patients with cancer, eighteen years of age and older, who are already receiving and who are tolerant to opioid therapy for their underlying persistent cancer pain, and BEMA Buprenorphine, an analgesic in Phase 2 clinical development with at least one potential target indication for the treatment of moderate to severe pain. Additional product candidates are being developed utilizing the BEMA technology for conditions such as nausea/vomiting and migraine. The Company is also working with its patented Bioral cochleate technology to facilitate oral dosing of drugs otherwise given by intravenous administration. The first product under development using the technology is Bioral Amphotericin B. The Company’s headquarters is located in Raleigh, North Carolina. For more information please visit www.biodeliverysciences.com.

BDSI® , BEMA® and Bioral® are registered trademarks of BioDelivery Sciences International, Inc. ONSOLIS® is a registered trademark of Meda Pharmaceuticals, Inc. KYTRIL® is a registered trademark of Hoffman-La Roche Inc.

Cautionary Note on Forward-Looking Statements

This press release and the statements of representatives and partners of BioDelivery Sciences International, Inc. (the “Company”) related thereto contain, or may contain, among other things, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” or similar expressions. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, results regarding the timing for and results of the clinical development and FDA review of BEMA Granisetron, may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Contact:

Donald Ellis

ICR, Inc.

925-253-1240

donald.ellis@icrinc.com

Al Medwar

VP, Marketing and Corporate Development , BioDelivery Sciences International, Inc.

919-582-9050

amedwar@bdsinternational.com